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                                  EXHIBIT 11
                      FIRST TENNESSEE NATIONAL CORPORATION
                           PRIMARY EARNINGS PER SHARE
                      AND FULLY DILUTED EARNINGS PER SHARE

                                                  Three Months Ended          Nine Months Ended
                                                     September 30               September 30
                                             --------------------------    ------------------------
Computation for Statements of Income:           1994             1993       1994            1993
- -------------------------------------        --------------------------    ------------------------
Per statements of income (Thousands):
  Net income                                $    36,758    $    27,347     $   109,248  $    83,231
                                            ==========================     ========================

Per statements of income:
  Weighted average shares outstanding        32,179,689     31,858,573      32,131,560   31,884,086
                                            ==========================     ========================

Primary earnings per share (a):
  Net income                                $      1.14    $      0.86     $      3.40  $      2.61
                                            ==========================     ========================

Additional Primary computation
- -------------------------------------
Adjustment to weighted average shares
  outstanding:
  Weighted average shares outstanding
    per primary computation above            32,179,689     31,858,573      32,131,560   31,884,086
  Add dilutive effect of outstanding
    options (as determined by the
    application of the treasury stock
    method)                                     556,012        499,016         499,094      522,990
  Weighted average share outstanding,       --------------------------     ------------------------
    as adjusted                              32,735,701     32,357,589      32,630,654   32,407,076
                                            ==========================     ========================

Primary earnings per share, as adjusted (b):
  Net income                                $      1.12    $      0.85     $      3.35  $      2.57
                                            ==========================     ========================

Additional Fully Diluted Computation
- -------------------------------------
Adjustment to weighted average shares
  outstanding:
  Weighted average shares outstanding
    per primary computation above             32,735,701    32,357,589      32,630,654   32,407,076
  Additional dilutive effect of outstanding
    options (as determined by the application
    of the treasury stock method)                    284            32          16,884       12,751
  Weighted average shares outstanding,       -------------------------     ------------------------
    as adjusted                               32,735,985    32,357,621      32,647,538   32,419,827
                                             =========================     ========================
Fully diluted earnings per share,
    as adjusted (b):
  Net income                                 $      1.12   $      0.85     $      3.35  $      2.57
                                             =========================     ========================

    (a) These figures agree with the related amounts in the statements of income.
    (b) This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by footnote 2 paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.